 EXHIBIT 10.30

CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS CHANGE IN CONTROL SEVERANCE AGREEMENT ("Agreement") is made and entered into as of the ___ day of ___________, 2008 by and between InPlay Technologies, Inc., a Nevada corporation (the "Company"), and _____________ (the "Executive").

Recitals

The Board of Directors of the Company (the "Board"), has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat, or occurrence of a Change of Control (as defined below) of the Company.

The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control, to encourage the Executive's full attention and dedication to the Company currently and in the event of any proposed Change of Control, to provide the Executive with individual financial security and, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

Agreement

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, it is hereby agreed as follows:

1. Change of Control. For the purpose of this Agreement, a "Change of Control" shall mean:

(a) the acquisition, at any time after the date hereof, by any person, entity or "group", within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either the then outstanding shares of common stock or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; or

(b) at any time after the date hereof, the six (6) individuals who, as of the date hereof, constitute the Board of Directors of the Company (as of the date hereof, the "Incumbent Board") cease for any reason to constitute at least a majority of Company’s Board of Directors; provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

(c) Approval by the shareholders of the Company, at any time after the date hereof, of: (i) a reorganization, merger, or consolidation with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger, or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged, or consolidated company's (or entity's) then outstanding voting securities in substantially the same proportions as their ownership immediately prior to such reorganization, merger, or consolidation; (ii) a liquidation or dissolution of the Company; or (iii) the sale of all or substantially all of the assets of the Company, unless the approved reorganization, merger, consolidation, liquidation, dissolution, or sale is subsequently abandoned.

2. Termination Without Cause Or For Good Reason Following Change of Control.

(a) For purposes of this Agreement, "Cause" shall mean: (i) an act or acts of personal dishonesty taken by the Executive and intended to result in substantial personal enrichment of the Executive at the expense of the Company; (ii) repeated violations by the Executive of the Executive's obligation to use his best efforts to promote the Company’s business which are demonstrably willful and deliberate on the Executive's part and which are not remedied in a reasonable period of time after receipt of written notice from the Company to the Executive; or (iii) the conviction of the Executive of a felony crime.

(b) For purposes of this Agreement, “Good Reason” shall mean: (i) any reduction in the Executive’s base salary or benefits; (ii) a material reduction in the Executive’s responsibilities, functions, or authority; (iii) a change in the Company’s bonus or incentive compensation programs adversely affecting the Executive; (iv) the Company’s (or an affiliate’s) requiring the Executive to be based at any office or location more than fifty (50) miles from Executive’s location of employment as of the date of this Agreement, except for travel required in the performance of the Executive’s responsibilities; (v) any material acts or acts of dishonesty by Company directed toward or affecting the Executive; or (vi) any illegal act or instruction by the Company that directly affects the Executive that is not withdrawn after the Company is notified of the illegality by the Executive.

(c) If, upon a Change of Control or at any time during the twelve (12) month period following a Change of Control, the Executive’s employment with the Company is terminated either (i) by the Company for any reason other than for Cause, or (ii) by the Executive for Good Reason, then:

(i) the Company shall pay the Executive a sum equal to the Executive’s annual base salary (as in effect on the date hereof, on the date immediately preceding the Change in Control, or on the effective date of Executive’s termination of employment, whichever is greater), to be paid in a single lump sum within ten (10) days of the effective date of the Executive’s termination of employment;

(ii) the Company shall pay the Executive a sum equal to the greater of all cash incentive compensation payable to the Executive on account of the current fiscal year as if the Executive had achieved 100% of all of Executive’s targets or goals for that fiscal year, or all cash incentive compensation actually paid to the Executive on account of the immediately preceding fiscal year, to be paid in a single lump sum within ten (10) days of the effective date of the Executive’s termination of employment;

(iii) the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company (including group medical, dental, vision, life, disability, accident and life insurance plans and programs) as of the date hereof or as of the effective date of the Executive’s termination of employment, whichever is greater, for twelve (12) months following the effective date of the Executive’s termination of employment; and

(iv) any stock options granted by the Company to the Executive that remain unvested as of the effective date of Executive’s termination of employment shall become fully vested and exercisable as of such effective date.

In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive pursuant to this agreement.

3.  Confidential Information and Nonsolicitation of Employees

(a) The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its subsidiaries, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company and which shall not be or become public knowledge (other than by acts by the Executive or his representatives in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

(b) While employed by the Company and for a period of 12 months following the date his employment is terminated, the Executive shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity, attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company, unless such employee or former employee has not been employed by the Company for a period in excess of six months.

4. Restrictive Covenant Agreement. Executive acknowledges and reaffirms, and agrees to abide by, all of the terms and conditions of the Confidentiality, Intellectual Property, and Restrictive Covenant Agreement that Executive previously executed with the Company (the “Restrictive Covenant Agreement”), including all of the terms and conditions thereof that survive the termination of Executive’s employment relationship with the Company. Executive acknowledges, represents, and agrees that: (i) a true and correct copy of the Restrictive Covenant Agreement is attached hereto as Exhibit A; (ii) the Restrictive Covenant Agreement is a valid and enforceable agreement, and that all of its terms and conditions are binding on Executive. Executive understands, acknowledges, and agrees that the Company would not enter into this Agreement with Executive without the acknowledgements, representations, and agreements made by Executive in this Section 4.

5. Successors. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

6. Miscellaneous

(a) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Arizona, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

If to the Company:

InPlay Technologies, Inc.
13845 North Northsight Boulevard
Scottsdale, Arizona 85260
Attention: Steven P. Hanson

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) The Executive's failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision thereof.

(f) This Agreement contains the entire understanding of the Company and the Executive with respect to the subject matter hereof.

(g) This Agreement is not an employment contract for any particular term and, except as may be provided in any written employment agreement between the Company and Executive, if any, Executive’s employment at all times is and will continue to be for an unspecified duration and constitutes “at-will” employment, unless otherwise agreed to in writing by the Company and Executive. Executive acknowledges that this employment relationship may be terminated at any time, with or without cause, and with or without notice, at the option either of the Company or Executive. Executive agrees and acknowledges that nothing set forth in this Agreement or the existence of this Agreement shall alter or modify the at-will relationship between Executive and the Company. Upon a termination of the Executive's employment prior to a Change in Control, there shall be no further rights of the Executive under this Agreement.

(h) Executive hereby waives any right to receive any severance payment or benefit that Executive may otherwise be entitled to receive after a Change in Control, other than those provided in this Agreement, for so long as this Agreement is in force and effect.

IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization from its Board of Directors, the Company has caused this agreement to be executed in its name on its behalf, all as of the day and year first above written.

[EMPLOYEE NAME]

INPLAY TECHNOLOGIES, INC.

By:
Steven P. Hanson
Chief Executive Officer